Exhibit 23.1




                   CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
United Video Satellite Group, Inc.:





     We consent to the incorporation by reference in the registration statements (No. 33-72272, No. 333-2866 and No. 333-2978) on Form S-8 of
United Video Satellite Group, Inc. of our report dated February 20, 1998, relating to the consolidated balance sheet of United Video Satellite Group, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended and the related financial statement schedule, which report appears in the December 31, 1997 annual report on Form 10-K of United Video Satellite Group, Inc.







                                     KPMG Peat Marwick LLP


Tulsa, Oklahoma
March 9, 1998



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